FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
September 26, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy to Present at IPAA Oil & Gas Symposium West

Salt Lake City, September 26, 2007 – FX Energy, Inc. (Nasdaq: FXEN) announced today that David N. Pierce, the Company’s President and CEO, will make a presentation at the IPAA Oil and Gas Investment Symposium West in San Francisco on October 1, 2007. The presentation is scheduled for 7:45 p.m. Eastern time 4:45 Pacific and will be webcast. A link to the webcast will be available on the homepage of the FX Energy website at www.fxenergy.com. For those unable to participate during the live webcast, the presentation will also be available for replay on the Company’s website.

About FX Energy

FX Energy is an independent oil and gas exploration and production Company. Through 2006, most of the Company’s production has been in the United States, primarily in Montana. However, the Company’s exploration activity is focused on Poland and production commenced from two successful exploration wells in late 2006. The Company has focused on Poland because it has provided attractive conventional oil and gas exploration and production opportunities. The Company holds a land position of 1.2 million gross acres surrounding and adjacent to its Wilga discovery and 3.0 million gross acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports.